Exhibit 99.1

[Letterhead of Boies, Schiller &  Flexner LLP]

February 26, 2003

Via Facsimile

Mr. Darl McBride
Chief Executive Officer
The SCO Group
355 South 520 West
Suite 100

Lindon, UT 84042

Re:    Legal Representation

Dear Mr. McBride:

We are pleased to confirm your decision to engage the law firms to act as legal counsel for Caldera International, Inc., The SCO Group and SCO, Inc. (collectively referred to as the “Client” or “SCO”) in connection with the further investigation and prosecution of SCO’s UNIX-related intellectual property rights and trade secrets and the institution of settlement discussions and/or litigation against IBM, other source code licenses, and others as mutually agreed to in writing that may be exploiting or violating SCO’s UNIX-related intellectual property rights and/or trade secrets (the “representation”).  We are not being retained on any other matters, specifically including those identified in Schedule A.  It is agreed that the scope of our representation will not expand to other matters without written agreement.

Be assured that we will do our utmost to serve you effectively.  We cannot guarantee the success of any given matter, but we will strive to represent your interests professionally and efficiently.  We have agreed to represent you along with the law firms of Angelo, Barry & Boldt, P.A., and Berger Singerman at reduced hourly rates that will be applied to a contingency fee upon a successful result, if reached, as described in more detail below.

All firms will bill at a reduced hourly rate.  Specifically, all firms will bill for attorney time at two-thirds of their standard hourly rates.  We have previously sent our standard hourly rates for selected partners and each firm will provide those rates to you by separate cover.  David Boies will make himself available to handle critical hearings and depositions and, if applicable, at trial.  Paralegals at the above firms will charge at their normal hourly rate.  The paralegals at our firm will bill at One Hundred Thirty ($130.00) per hour, at Berger Singerman and Angelo, Barry & Boldt the paralegals will bill at One Hundred Ten Dollars ($110.00) per hour.

It is hereby recognized and acknowledged that Kevin McBride, the brother of SCO’s Chief Executive Officer, Darl McBride, is an attorney at Angelo, Barry & Boldt who will be working on this matter.  By signing below, Darl McBride acknowledges that full disclosure of

Kevin McBride’s involvement in the matter and the terms and conditions of the fee letter has been made to and approved by the Board of Directors of Client.

We have requested a One Million Dollar ($1,000,000.00) retainer, Five Hundred Thousand ($500,000.00) shall be paid upon execution of this Agreement and Five Hundred Thousand ($500,000.00) within thirty (30) days thereafter.  It is our firm policy that this retainer is earned upon receipt, and is non-refundable as contemplated by Florida Bar Ethics Opinion 93-2.  Fees and costs will be submitted to Client for approval.  Approval shall be given within fifteen (15) days following the date of invoices.  If approval is not forthcoming within said fifteen (15) day period, the invoice shall be deemed approved and monies shall be disbursed.  Berger Singerman and Angelo, Barry & Boldt will submit invoices to our firm and the Client simultaneously.  The same approval process shall apply to invoices of Berger Singerman and Angelo, Barry & Boldt as apply to our firm.  At any time that the billings against the retainer cause the retainer to reach Two Hundred Fifty Thousand Dollars ($250,000.00) or below, Client will receive written notification and be required to replenish the retainer amount back to One Million Dollars ($1,000,000.00).

The Client agrees to pay a twenty percent (20%) contingency fee in cash proceeds immediately upon the occurrence of recovery in litigation or settlement, including any sale of stock or assets, and the contingency payments shall be made as set forth according to Schedule B.

The Client will also be billed for disbursements and charges in connection with our representation, including charges for telephone calls, photocopying, messenger services, travel and lodging expenses, expert fees, costs of investigation, computer assisted research charges, postage, secretarial overtime, word processing and other incidental expenses.  We may pass along to the Client for direct payment to the vendor certain charges such as those for printing, duplicating, court reporting and other substantial items.  Client will retain the right to approve certain travel related expenses for upgraded flights and accommodations.

We will make every reasonable effort to keep the costs, including expert witness costs, to a reasonable level.  Be advised that outside experts and consultants will likely be extremely expensive and such experts and consultants can cost One Million Dollars ($1,000,000.00) or more.  When it becomes necessary to use outside consultants and experts, outside consultants and experts will be retained by our firm, with consent of Client.  However, payments of consultants’ and experts’ fees and costs will be solely your responsibility.

We will also make every reasonable effort to keep monthly billings within a budget set by us at the outset of the case with your input, and modified from time to time based on development of the case.  You acknowledge that it is impossible to predict the modifications that may be required from time to time in the initial budget projection because of activities that adverse parties and their counsel may undertake that require our attention.  We will actively work with you to attempt to set realistic budget projections on no less than a quarterly basis to assist you for planning purposes.  However, in no event will any budget forecast act as a limitation or evidence of limitation of amounts to which we are otherwise entitled to receive under this agreement.

By executing this agreement the Client acknowledges that it is aware that uncertainty exists concerning the outcome of this matter and that the firm has made no guarantees as to the disposition of any phase of this matter.  All representations and expressions relative to the outcome of this matter are only expressions of the law firm’s opinion based on the limited presentation of facts and do not constitute guarantees.

It is our goal to maintain at all times a constructive and positive relationship with the Client on the matter described above and on future matters in which we may perform.  However, should a dispute arise between us, we believe that a prompt and fair resolution is in the interests of all concerned.  To this end, if any controversy or claim arises out of or relating to this agreement or any services provided by us to the Client, in connection with the above described or any other matters (including malpractice claims and fee disputes), we both waive any right to bring a court action or have a jury trial and agree that the dispute shall be submitted to binding arbitration to the conducted in Miami, Florida before the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA and the Dispute Resolution Procedures attached hereto as Schedule C.  Any such dispute shall be governed by Florida law, without regard to its conflict of law principles.

After you have had an opportunity to review this engagement letter, please do not hesitate to call me with any questions or comments you may have.  We do not assume any professional responsibilities to or on behalf of the Client until our receipt of an executed engagement letter and retainer.  If this engagement letter meets with your approval, please sign in the space provided on behalf of the Client and return the original fully executed letter to me along with the Five Hundred Thousand Dollar ($500,000.00) retainer and the additional Five Hundred Thousand Dollar ($500,000.00) to be paid within thirty (30) days.  Until this engagement letter is executed and the first retainer payment is made all work performed on behalf of SCO will be under the terms of the existing engagement letters.

We look forward to representing The SCO Group in this matter.

Sincerely,
/s/ Stephen N. Zack
David Boies
Stephen N. Zack

ACCEPTED AND AGREED TO BY CLIENT:

THE SCO GROUP

By:	/s/ Robert K. Bench, VP and CFO

Date:	February 26, 2003

ACCEPTED AND AGREED TO BY CLIENT:

SCO, INC.

By:	/s/ Robert K. Bench, VP and CFO

Date:	February 26, 2003

ACCEPTED AND AGREED TO BY CLIENT:

ANGELO, BARRY & BOLDT, P.A.

By:	/s/ Thomas P. Angelo, CEO

Date:	March 5, 2003

ACCEPTED AND AGREED TO BY CLIENT:

BERGER SINGERMAN

By:	/s/ Leonard K. Samuels, VP

Date:	March 5, 2003

SCHEDULE A

[Deleted by agreement among the parties hereto.]

SCHEDULE B

The following Schedule identifies the specific manner in which the contingency fee shall be computed pursuant to the engagement letter.  The Client agrees to pay a twenty percent (20%) contingency fee in cash proceeds immediately upon the occurrence of any of the following:

1.             Recovery in litigation or settlement of claims arising out of SCO’s assertion of its intellectual property rights and/or trade secrets or otherwise arising out of the representation, including, but not limited to, recovery from IBM, any source code licensee or other party alleged to infringe or interfere with SCO’s intellectual property or trade secret rights;

2.             The sale of the stock or assets of SCO during the pendency of litigation or the settlement of litigation and/or related to the dismissal of litigation and for a reasonable time thereafter.  The twenty percent (20%) contingency fee in this regard will be equal to twenty percent (20%) in excess of SCO’s market capitalization as reported by NASDAQ on the date of this Agreement, which is $17.9 million.  It is therefore agreed that the twenty percent (20%) contingency fee in this regard will be equal to twenty percent (20%) of the gross amount of sale proceeds in excess of $17.9 million.  Client specifically agrees that in any transaction involving the sale of the stock or assets of SCO, the Client shall disclose the contingency fee to the purchaser and the liability shall be transferred to the purchaser; or

3.             Twenty percent (20%) of the value of a joint venture agreement, a substantively similar transaction, or any other transaction not explicitly mentioned above that results in monetary or non-monetary benefits received by SCO in connection with, or in lieu of, settlement of claims covered under the scope of representation set forth above or arising out of the representation.  This clause, however, does not apply to the current effort to enter into license agreements with Microsoft or Sun Microsystems, nor does it apply to the company’s efforts to license its intellectual property rights or trade secrets in the ordinary course of business.  To the extent that a dispute arises concerning whether value was received by Client and the value of the benefit received, this along with other disputes between the parties shall be subject to the Arbitration Provisions noted below.

All amounts paid in hourly billing to the law firms, including any Utah firm that may be retained, and unused retainer fees will be deducted from the final contingency amount.  In no event, however, will any fees that have been paid be refunded to the Client.  In any scenario in which SCO receives stock as part of a settlement or for its stock or assets, the law firms shall receive the payment of the contingency fee in cash, unless the stock used to purchase SCO’s stock or assets is unrestricted and from a Fortune 500 company, in which event the Client and the law firms shall receive the stock simultaneously.

If the law firms terminate the representation because the Client fails to comply with the terms of this engagement letter, including but not limited to failure to pay invoices when due, the law firms shall receive the contingency fees as set forth in this Schedule.

Events Under Which No Contingency Fee is Payable.

A contingency fee shall not be payable with respect to Licensing Fees and company value derived from any new products or services developed by SCO in the ordinary course of business whose value is not related to or derived from the litigation.

After the amounts paid in hourly billings to the law firms and unused retainer fees are deducted from the contingency amount, the remaining amount will be shared as follows:

Eighty percent (80%)	Boies, Schiller & Flexner LLP
Ten percent (10%)	Berger Singerman
Ten percent (10%)	Angelo, Barry &Boldt, P.A.

To the extent Utah counsel is retained, client will only be obligated to pay such counsel an amount equal to two-thirds of its standard hourly rates.  Any other financial arrangements with such law firm shall be in the sole discretion of Boies, Schiller & Flexner.  Regardless of the fee sharing agreement, the Client retains the right to direct the allocations among the firms or work performed under this engagement letter.

The fee sharing agreement is based, among other reasons, upon the amount and quality of work performed by the various firms and is subject to further change by and among the law firms based in part upon the amount and quality of work performed by the various firms.  This fee sharing agreement is subject to your approval, but changes agreed to the above percentages that are otherwise agreeable to the law firms are not subject to your approval.  Executing the engagement letter will evidence your further approval to the fee sharing agreement as it now exists and may later be amended.

SCHEDULE C

DISPUTE RESOLUTION PROCEDURES

The following procedures will be used to resolve any controversy or claim (“dispute”) as provided in our engagement letter.  If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation

A dispute shall be submitted to mediation by written notice to the other party or parties.  In the mediation process, the parties will try to resolve their differences voluntarily with the aid of any impartial mediator, who will attempt to facilitate negotiations.  The mediator will be selected by agreement of the parties.  If the parties cannot agree on a mediator, a mediator shall be designated by the American Arbitration Association (“AAA”).  Any mediator so designated must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties.  The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion.  The mediation will be treated as confidential.  The mediator may not testify for either party in any later proceeding relating to the dispute.  No recording or transcript shall be made of the mediation proceedings.

Each party will bear its own costs in the mediation.  The fees and expenses of the mediator will be shared equally by the parties.

Arbitration

If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be resolved by binding arbitration.  The arbitration will be conducted in Miami, Florida before the AAA in accordance with the procedures in this document and the Commercial Arbitration Rules of the AAA in effect as of the date of the engagement letter (“AAA Rules”).  In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as provided in the AAA Rules.  Any issue regarding the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators.  No potential may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.  The fees and expenses of the arbitrators and of the AAA will be shared equally by the parties.

The arbitrators may not aware non-monetary or equitable relief of any sort.  They have no power to award punitive damages or any other damages not measured by the prevailing party, actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum.  I no event, even if any other portion of these provisions is held to be valid or unenforceable, shall the arbitrators have the power to make an aware or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

All aspects of the arbitration shall be treated as confidential.  Neither the parties nor the arbitrators may disclose the existence, context or results of the arbitration, except as necessary to comply with legal or regulatory requirements or to enforce the agreement between the parties or any order or award of the arbitrators.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction.

SCHEDULE D

BOIES SCHILLER & FLEXNER

PRIVACY POLICY NOTICE

Attorneys, like other professionals who advise on personal financial matters, are now required by a new federal law to inform their clients of their policies regarding privacy of client information.  Attorneys have been and continue to be bound by professional standards of confidentiality that are even more stringent than those required by this new law.  Therefore, we have always protected your right to privacy.

In the course of providing our clients with income tax, estate tax and gift tax advice, we receive significant personal financial information from our clients.  As a client of Boies Schiller & Flexner, we wanted to confirm with you that all information that we receive from you is held in confidence and is not released to people outside the firm, except as agreed to by you and as required under an applicable law.

We retain records relating to professional services that we provide so that we are better able to assist you with your professional needs and, in some cases, to comply with professional guidelines.  In order to guard your nonpublic personal information, we maintain physical, electronic and procedural safeguards that comply with our professional standards.